UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 27, 2015

Federal Home Loan Bank of Des Moines
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Skywalk Level, 801 Walnut Street -- Suite 200, Des Moines, Iowa		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	515-281-1000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, the Federal Home Loan Bank of Des Moines (the “Bank”) appointed the Bank’s Chief Financial Officer, Steven T. Schuler, to also serve as the Bank’s Chief Operations Officer, effective June 1, 2015. On June 2, 2015, following completion of the merger with the Federal Home Loan Bank of Seattle on May 31, 2015, the Bank’s board of directors ratified Mr. Schuler’s appointment.

Mr. Schuler has served as executive vice president and Chief Financial Officer of the Bank since September of 2006. Prior to joining the Bank, Mr. Schuler held various accounting and financial management positions in the commercial banking and wireless technology industries. From 2001 to 2006, Mr. Schuler served as chief financial officer, treasurer, and secretary for Iowa Wireless Services, Inc. From 1977 to 2001, Mr. Schuler had a long career with Brenton Banks, Inc., a publicly traded regional commercial banking company that was sold to Wells Fargo in 2001. He served in various capacities, including corporate senior vice president, chief financial officer, secretary, and treasurer. Throughout his career, Mr. Schuler has served on the boards of various non-profit, public service, and industry association organizations. Mr. Schuler currently serves as a board member and prior chair of the Iowa State University Foundation. Mr. Schuler received a Bachelor’s degree in Accounting from Iowa State University and holds a CPA certificate from the State of Iowa.

Mr. Schuler has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Schuler's appointment as the Bank's Chief Operations Officer is part of a management succession plan that includes appointment of a new Chief Financial Officer. Mr. Schuler will continue to serve as the Bank’s Chief Financial Officer until a new Chief Financial Officer is in place.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines

June 2, 2015	By:	/s/ Richard S. Swanson

Name: Richard S. Swanson
Title: Chief Executive Officer